Exhibit 10

Related Fund Management and Corvex Raise Acquisition Proposal to $27 Per Share

Increased Proposal Subject to Immediate Cancellation of Equity Offering and Entering

Into Discussions Within 48 Hours

NEW YORK, February 27, 2013—Corvex Management, LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.8% of the outstanding common shares of CommonWealth REIT (CWH), released today the following letter to the Company’s Board of Trustees:

CommonWealth REIT

Two Newton Place

255 Washington Street

Newton, MA 02458-1634

February 27, 2013

Dear Members of the Board of Trustees:

As you already know, Corvex Management, LP (“Corvex”) and Related Fund Management, LLC (“Related”) separately manage investment funds that collectively own approximately 9.8% of the outstanding common shares of CommonWealth REIT (“CWH” or the “Company”).

You continue to ignore your largest shareholders’ call for a cancellation of your proposed equity offering, and you continue to ignore our proposal to acquire all outstanding shares for $25.00 per share, as outlined in our letter from this morning.

Today we received additional and credible analysis concluding that CWH properties are achieving rates 20-25% below the assumptions used in our net asset value analysis. We continue to believe in the value of CWH under proper management, and are prepared to increase our proposal to $27.00 per share, subject to all other terms outlined in our prior letter. However, this increased proposal is subject to (1) your immediate cancellation of your plans to complete an equity offering and (2) you engaging in good faith discussions with us within the next 48 hours to discuss our proposal and a path forward. If you fail to do so, you will be personally responsible for the loss of value to your shareholders. In addition, we will continue our litigation, immediately begin the process to take all action available to us to remove the entire Board of Trustees and take all other actions available to us to hold you accountable to your shareholders.

Sincerely,

Keith Meister

Corvex Management LP

712 Fifth Avenue, 23rd Floor

New York, New York 10019

(212) 474-6700

Jeff T. Blau

Related Fund Management, LLC

60 Columbus Circle

New York, New York 10023

(212) 421-5333

About Corvex Management, LP

Corvex Management, LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

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